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EXHIBIT 10.8  1996 AMENDMENT TO EMPLOYMENT AGREEMENT OF PATRICIA SPIGNO

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT AGREEMENT is made and entered into effective the 24th day of July 1996, by and between Conectisys, Inc., a Colorado corporation ("CONECTISYS"), ("Employer"), and Patricia A. Spigno ("Employee").

The following amendment to the language of paragraph 2 regarding duties and paragraph 3 regarding bonus compensation are hereby amended as follows and are effective retroactively to the initial signing of the Employment Agreement dated October 2, 1995.

2. Duties. Employee shall devote his full time and efforts to the business of Employer, and shall be a an officer of Conectisys holding the title of Secretary & Treasurer.

3. Compensation. Employee shall further receive a bonus, paid at year end, equal to two percent (2%) of all net profits earned by Conectisys. Employee shall receive said compensation through an option to purchase up to a maximum of 500,000 shares of Conectisys Corporation restricted stock under rule 144 at a cost of Sixty (60%) of the average market value during the prior 180 days of trading; this option shall remain open for five (5) years with an option to renew said option for an additional five (5) years.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


Employee: /s/ Patricia A. Spigno
         PATRICIA  A. SPIGNO



Employer: /s/ Richard Dowler
         RICHARD DOWLER
         CFO